Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANTS

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of April 16, 2019 by and between Workhorse Group Inc., a Nevada corporation (the “Company”) and ____, and its permitted transferees, successors and permitted assigns (the “Holder”).

WHEREAS, the Company has heretofore issued to the Holder that certain (x) Common Stock Purchase Warrant, issued on December 31, 2018, with a Certificate No. ______ and (y) Common Stock Purchase Warrant, issued on March 27, 2019, with a Certificate No. ______ (collectively, the “Warrants”);

WHEREAS, pursuant to Section 19 of each Warrant, each Warrant may be amended with the prior written consent of the Holder and the Company; and

WHEREAS, the Holder and the Company desire to amend certain provisions of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Warrants.

2. Amendment to Section 9(b). Section 9(b) of each Warrant is hereby amended and restated as follows:

“(b) Reservation of Shares. Upon the Company obtaining shareholder approval to increase its authorized number of shares of Common Stock and receipt of evidence from the Secretary of State of the State of Nevada that the Company has filed a certificate of amendment with the Secretary of State of the State of Nevada evidencing such increase in the number of authorized shares of Common Stock, the Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon exercise of this Warrant. The Company shall (i) use its best efforts to obtain shareholder approval to an increase in the authorized number of shares of its Common Stock to 250,000,000 shares by a date no later than May 2, 2019 and (ii) provided such approval is obtained, promptly file with the Secretary of State of the State of Nevada a certificate of amendment to the Company’s articles of incorporation to such effect no later than one Business Day after such approval. The Company hereby acknowledges and agrees that any failure to obtain such shareholder approval and to file of a certificate of amendment to its articles of incorporation, in each case as contemplated by the previous sentence, shall constitute an Event of Default under the Credit Agreement.”

3. Amendment to Section 9. A new clause (k) to Section 9 of each Warrant is hereby added as follows:

“(k) Issuance Limitations. Notwithstanding anything herein to the contrary, if the Company has not obtained approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by this Warrant, including the issuance of all of the Warrant Shares in excess of 19.99% of the issued and outstanding shares of Common Stock on the Commencement Date, then the Company may not issue, upon exercise of this Warrant, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Commencement Date and prior to such Exercise Date in connection with the exercise of any other warrants issued pursuant to the Credit Agreement would exceed 11,648,359 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). The Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the aggregate number of Warrant Shares held by the Holder by (y) the aggregate of all Warrant Shares issued on the Commencement Date to all holders of warrants issued in connection with the Credit Agreement.”

4. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Holder and the Company of counterpart signatures to this Amendment duly executed and delivered by the other party.

5. Representations and Warranties. The Company represents and warrants to the Holder that after giving effect to this Amendment, the representations and warranties of the Company contained in each Warrant shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

6. No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Holder and the Company, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Warrants, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Holder or the Company to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Warrants, as amended hereby.

7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

9. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

10. Governing Law. This Amendment and the rights and obligations of the Holder and the Company hereunder shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the Laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

11. Entire Agreement. Each Warrant, as amended hereby, is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained therein and herein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

WORKHORSE GROUP INC. a Nevada corporation

By:
Name:	Paul Gaitan
Title:	Chief Financial Officer

[ ]

By: Marathon Asset Management LP,
the investment advisor to the entity listed above

By:
Name:
Title:

Signature Page to Amendment No. 1 to Common Stock Purchase Warrants